Exhibit 10.1

STAG INDUSTRIAL, INC.

2015 OUTPERFORMANCE PROGRAM

ARTICLE 1

GENERAL

1.1.                            Purpose and Authority.  This STAG Industrial, Inc. 2015 Outperformance Program (referred to as this “Outperformance Program” or this “Program”) is adopted by STAG Industrial Inc. (the “Company”) pursuant to the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”), to provide certain key people of the Company or its Affiliates with incentives to contribute to the growth and financial success of the Company and its Affiliates.  This Outperformance Program was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) effective as of January 1, 2015.

1.2.                            Administration.

1.2.1                     This Outperformance Program and the Awards shall be administered by the Committee in accordance with Section 3 of the Plan.

1.2.2                     The Committee shall have the power and authority to select Award Recipients and grant Awards to such Award Recipients.  The Committee may make such rules and regulations and establish such procedures for the administration of this Outperformance Program as it deems appropriate consistent with the provisions of Section 3 of the Plan applicable to the powers and duties of the Administrator under the Plan.

1.2.3                     The Committee may, in its absolute discretion, without amendment to this Outperformance Program, adjust any of the terms applicable to any Award; provided, however, that no action under this Section 1.2.3 shall adversely affect any outstanding Awards without the consent of the holder thereof.

1.2.4                     All decisions made by the Committee pursuant to the provisions of this Outperformance Program shall be final, conclusive and binding on all persons, including the Company and the Award Recipients.  No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Outperformance Program, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law and the Company’s charter and bylaws, be fully indemnified by the Company in respect of their activities under this Program.

1.3                               Definitions.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Outperformance

Program.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.  Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan.  In addition, as used herein:

1.3.1                     “Absolute Market Capitalization Increase” means the product of (a) Beginning Company Market Capitalization and (b) the Absolute Total Stockholder Return.

1.3.2                     “Absolute Total Stockholder Return” means the cumulative return, expressed as a percentage, that would have been realized by a stockholder who (a) bought one share of Common Stock on the Beginning Date for the Beginning Value, (b) reinvested each dividend and other distribution declared during the Performance Period with respect to such share of Common Stock (and any other shares previously received upon reinvestment of dividends or other distributions) in additional shares of Common Stock at the Fair Market Value on the ex-dividend date for such dividend or other distribution and (c) sold such shares of Common Stock on the Valuation Date for the Performance Period for the Common Stock Price on such date.  Pursuant to Section 2.7, appropriate adjustments to the Absolute Total Stockholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and certain other events as set forth in Section 2.7 that occur during the Performance Period.

1.3.3                     “Award” means an award of a Participation Percentage to an Award Recipient under this Outperformance Program.

1.3.4                     “Award Recipient” means a person eligible to receive grants pursuant to Section 5 of the Plan who has been designated by the Committee to receive an Award.

1.3.5                     “Award Shares” has the meaning given to that term in Section 2.3.1.

1.3.6                     “Beginning Date” means January 1, 2015.

1.3.7                     “Beginning Company Market Capitalization” means the product of (a) the total number of shares of Common Stock and Common Units (other than Common Units held directly or indirectly by the Company) outstanding on the Beginning Date and (b) the Beginning Value.

1.3.8                     “Beginning Value” means the Common Stock Price as of the Beginning Date.

1.3.9                     “Board” has the meaning set forth in Section 1.1.

1.3.10              “Cause” shall, unless such term or an equivalent term is otherwise defined by the applicable Participation Letter or in another written agreement between the Award Recipient and the Company or one of its Affiliates, mean the occurrence of any of the following: (a) the Award Recipient’s’ indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of: a felony, a crime of moral turpitude, fraud and dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or any

Affiliate; (b) gross negligence or willful misconduct by the Award Recipient in the performance of the Award Recipient’s duties which has materially damaged the financial position or reputation of the Company or any Affiliate; (c) willful or knowing unauthorized dissemination with the intent to cause harm by the Award Recipient of confidential employer information; (d) repeated failure by the Award Recipient to perform the Award Recipient’s duties that are reasonably and in good faith requested in writing by the Board or the member of the Board authorized by it  (the “Delegator”), and which are not substantially cured by the Award Recipient within thirty (30) days following receipt by the Award Recipient of such written request; (e) failure of the Award Recipient to perform any lawful and reasonable directive of the Delegator communicated to the Award Recipient in the form of a written request from the Delegator, and which failure the Award Recipient does not begin to cure within ten (10) days following receipt by the Award Recipient of such written request or the Award Recipient has not substantially cured within forty-five (45) days following receipt by the Award Recipient of such written request; or (f) the Award Recipient’s material breach any material written agreement between the Award recipient and the Company or an Affiliate which breach has been communicated to the Award Recipient in the form of a written notice from a Delegator, which material breach the Award Recipient does not begin to cure within ten (10) days following receipt by the Award Recipient of such written notice or the Award Recipient has not substantially cured within forty-five (45) days following receipt by the Award Recipient of such written notice.

1.3.11              “Change in Control” shall, unless such term or an equivalent term is otherwise defined by the applicable Participation Letter or in another written agreement between the Award Recipient and the Company or one of its Affiliates applicable to an Award, have the meaning set forth in Section 2(e) of the Plan.  Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, the additional taxes and interest imposed by Section 409A(a)(1) would be imposed; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such additional tax and interest.

1.3.12              “Code” means the Internal Revenue Code of 1986, as amended.

1.3.13              “Committee” has the meaning set forth in Section 1.1.

1.3.14              “Common Stock” means the Company’s common stock.

1.3.15              Common Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of the Common Stock for the twenty (20) trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date).  Notwithstanding the foregoing, if the date on which the Common Stock Price is determined is the date of the consummation of a Change in Control, then the Common Stock Price shall be the Fair Market Value of one share of Common Stock on such date.

1.3.16              “Common Units” means the common units of limited partnership interest in STAG Industrial Operating Partnership, a Delaware limited partnership.

1.3.17              “Company” has the meaning set forth in Section 1.1.

1.3.18              “Ending Company Market Capitalization” means the product of (a) the total number of shares of Common Stock and Common Units (other than Common Units held directly or indirectly by the Company) outstanding on the Valuation Date and (b) the Ending Value.

1.3.19              “Ending Value” means the Common Stock Price as of the Valuation Date.

1.3.20              “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.3.21              “Fair Market Value” has the meaning given to that term in Section 2(h) of the Plan.

1.3.22              “Index Return” means the cumulative return, expressed as a percentage, of the MSCI US REIT Index during the Performance Period, calculated by comparing (a) the average daily value of the MSCI US REIT Index during the thirty (30) trading days ending on, and including, the Beginning Date (or, if such date is not a trading day, the most recent trading day immediately preceding such date) to (b) the average daily value of the MSCI US REIT Index during the twenty (20) trading days ending on, and including, the Valuation Date for the Performance Period (or, if such date is not a trading day, the most recent trading day immediately preceding such date).

1.3.23              “LTIP Units” has the meaning given such term in Section 2(k) of the Plan.

1.3.24              “Maximum Outperformance Pool Amount” means the lesser of (a) the product of (x) the Ending Company Market Capitalization and (y) 0.0024, and (b) $15,360,000.

1.3.25              “Measurement Date” means, with respect to the Performance Period, the third (3rd) anniversary of the Beginning Date.

1.3.26              “MSCI US REIT Index” means the MSCI US REIT Index (RMS), or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Committee in good faith.

1.3.27              “Other Share-Based Securities” has the meaning set forth in Section 2.5.

1.3.28              “Outperformance Pool” means a dollar amount equal to ten percent (10%) of the increase during the Performance Period in the Company’s market capitalization corresponding to the amount, if any, by which (a) the Absolute Total Stockholder Return exceeds (b) the Target Return.  The Outperformance Pool is calculated as ten percent (10%) of the dollar amount, if any, by which the Absolute Market Capitalization Increase exceeds the Target Market Capitalization Increase.  Notwithstanding anything to the contrary in this definition, the dollar amount of the Outperformance Pool is capped at, and may not exceed, the Maximum Outperformance Pool Amount.

1.3.29              “Outperformance Program” and “Program” have the meanings set forth in Section 1.1.

1.3.30              “Participation Letter” has the meaning set forth in Section 2.1.

1.3.31              “Participation Percentage” means, with respect to an Award Recipient for the Performance Period, such Award Recipient’s share of the amounts to be paid under this Outperformance Program as set forth in such Award Recipient’s Participation Letter.

1.3.32              “Performance Period” means, for an Award, the period from the Beginning Date until the Valuation Date.

1.3.33              “Plan” has the meaning set forth in Section 1.1.

1.3.36              “Securities Act” means the Securities Act of 1933, as amended.

1.3.37              “Target Market Capitalization Increase” means the product of (a) Beginning Company Market Capitalization and (b) the Target Return.

1.3.38              “Target Return” means the sum of (a) the Index Return plus (b) five (5) percentage points.  Target Return is expressed as a percentage; provided, however, that if the Performance Period ends prior to three (3) years due to a Change in Control, the Target Return shall be determined on a pro rata basis based on the number of days in the Performance Period and the Index Return plus a one and two-thirds percent (1.67%) return per year.

1.3.37              “Threshold Percentage” means, with respect to the Performance Period, twenty-five percent (25%); provided, however, that if the Performance Period ends prior to three (3) years due to a Change in Control, the Threshold Percentage shall be determined on a pro rata basis based on the number of days in the Performance Period and an eight and one-third percent (8.33%) return per year.

1.3.39              “Transfer” has the meaning set forth in Section 2.6.

1.3.40              “Valuation Date” means, with respect to the Performance Period, the earliest of (a) the Measurement Date and (b) the date upon which a Change in Control is consummated.

ARTICLE 2

OUTPERFORMANCE AWARDS

2.1                               Awards for Performance Period. The Committee, in its discretion, shall (a) select those Eligible Persons who shall be Award Recipients for the Performance Period, and

(b) determine the amount of each Award Recipient’s Award for the Performance Period, which will consist of a Participation Percentage.  The Company will provide the Award Recipient with a participation letter substantially in the form attached hereto as Exhibit A (each, a “Participation Letter”) notifying the Award Recipient of his or her Award.  The Committee shall have the right to increase an Award Recipient’s Participation Percentage for the Performance Period from time to time and at any time prior to the Valuation Date for such Performance Period, in which case a new Participation Letter will be provided to the Award Recipient.  Notwithstanding the foregoing, the total Participation Percentages of all Award Recipients for the Performance Period under this Outperformance Program may not exceed 100%.  In addition, notwithstanding anything in this Outperformance Program or any Participation Letter to the contrary, the maximum number of Award Shares issuable to any one Award Recipient shall be 500,000 Award Shares (subject to adjustment) and the maximum cash payment, if any, shall not exceed $2,000,000.

2.2 Determination of Outperformance Pool. As soon as practicable following the Valuation Date, but as of the Valuation Date for the Performance Period, the Committee will calculate the size of the Outperformance Pool for the Performance Period, if any.  If the performance of the Company has been such that the Outperformance Pool is zero, then the Award Recipients will not be entitled to be paid any amounts under this Program for the Performance Period and the Awards will be terminated as of the Valuation Date.  If the Outperformance Pool is greater than zero, then the Award Recipients will be entitled to the payments described in Section 2.3 below, provided the Absolute Total Stockholder Return is equal to or in excess of the Threshold Percentage.  If the Absolute Total Stockholder Return is not equal to or in excess of the Threshold Percentage, then the Outperformance Pool shall be zero and the Award Recipients will not be entitled to be paid any amounts under this program for the Performance Period and the Awards will be terminated as of the Valuation Date.

2.3                               Award Payments.

2.3.1                     In the event that the Outperformance Pool for the Performance Period is greater than zero and the Threshold Percentage requirement is satisfied, then the Committee will perform the following calculations with respect to each Award: multiply (a)  the Outperformance Pool for the Performance Period calculated as of the Valuation Date by (b) the Participation Percentage for such Award Recipient for, then divide the result by (c) the Fair Market Value of a share of Common Stock on the Valuation Date; the resulting number (rounded down to the nearest whole number) is hereafter referred to as the “Award Shares.”

2.3.2                     Subject to the terms hereof, the Award Shares shall be issued as soon as possible after the Committee determines the amount of the Award Shares pursuant to Section 2.3.1, but no later than thirty (30) days after the Performance Period ends.

2.4                               Forfeiture and Vesting.

2.4.1                     If at any time prior to the Valuation Date for the Performance Period an Award Recipient’s service relationship with the Company and its Affiliates is terminated for Cause, the Award Recipient’s rights with respect to this Program shall be forfeited in full.

2.4.2                     An Award Recipient’s right to receive Award Shares, if any, that become payable pursuant to this Program shall vest in full with respect to one hundred percent (100%) of the Award Shares calculated pursuant to Section 2.3.1, provided the Award Recipient is a service provider to the Company or its Affiliates on the Valuation Date.  If the Award Recipient’s service relationship terminates prior to the Valuation Date for any reason other than for Cause, then the amount payable pursuant to this Program shall be equal to the number of Award Shares calculated pursuant to Section 2.3.1 multiplied by a fraction the numerator of which is the number of days from the Beginning Date to and including the date upon which the service relationship is terminated and the denominator of which is the number of days from and including the Effective Date to and including the Measurement Date.  Such amounts shall be payable on the date determined by Section 2.3.2.

2.5                               Issuance of Other Securities or Cash in lieu of Common Stock.  In lieu of shares of Common Stock, the Committee, may, with the consent of the affected Award Recipient(s) pay some or all of the Award Recipients in LTIP Units or other securities of the Company or any of its affiliates, that are valued in whole or in part by reference to, or are otherwise calculated by reference to or based on, shares of Common Stock (“Other Share-Based Securities”); provided, that the Committee determines, in good faith, that the aggregate value of such Other Share-Based Securities is equivalent to the value of the Award Shares to be issued to such Award Recipient(s) pursuant to Section 2.3.1.  In addition, in lieu of issuing Common Stock or Other Share-Based Securities to an Award Recipient in satisfaction of the Company’s obligations hereunder, the Committee may, with the consent of the Award Recipient, elect to make a cash payment equal to the Award Recipient’s share of the Outperformance Pool or a combination of a lesser cash payment and an issuance of Common Stock and/or Other Share-Based Securities.

2.6                               Restrictions on Transfer. No Award Recipient shall sell, assign, transfer, pledge, give away or in any other manner dispose of, whether voluntarily or by operation of law (each such action a “Transfer”) any Award.

2.7                               Adjustments for Corporate Transactions and Other Events. In accordance with the provisions of Section 7(c) of the Plan, in the event of the occurrence of any event described in Sections 7(c)(i) or 7(c)(ii) of the Plan, the Committee shall take such action as shall be necessary to maintain the Award Recipients’ rights hereunder so that they are substantially proportionate to the rights existing under this Outperformance Program prior to such event.

ARTICLE 3

MISCELLANEOUS

3.1                               Amendments.  This Outperformance Program and any Participation Letter may be amended or modified only with the consent of the Company acting through the Committee or the Board; provided that any amendment or modification which adversely affects an Award Recipient must be consented to by such Award Recipient.

3.2                               Incorporation of the Plan.  This Outperformance Program is subject in all respects to the terms and conditions set forth in the Plan, the provisions of which are incorporated by reference.  In the event of any discrepancy or inconsistency between this Outperformance Program and the Plan, the terms and conditions of the Plan shall control.

3.3                               Stock Certificates  On any date of issuance of Award Shares or as soon as practicable thereafter, the Company shall issue a stock certificate, or if shares are not certificated, a written statement evidencing the book entry of the Award Shares to the extent required by applicable law, to each Award Recipient receiving Award Shares hereunder.  Each such certificate or book entry shall be registered in the name of the appropriate Award Recipient.

3.4                               Withholding of Tax.  Notwithstanding anything in this Outperformance Plan to the contrary, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation; provided that, to the extent Awards under this Program are made in shares of Common Stock, the Company will satisfy the required minimum tax withholding obligation with respect to such Awards by withholding a number of shares of Common Stock with a Fair Market Value equal to such minimum tax withholding obligation.  The Company’s obligation to deliver stock certificates (or evidence of book entry) to any Award Recipient is subject to and conditioned on tax withholding obligations being satisfied by such Award Recipient.

3.5                               Assignability.  In addition to the prohibitions on Transfers set forth in Section 2.6, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

3.6                               No Contract for Continuing Services.  This Program shall not be construed as creating any contract for continued services between the Company or any of its Affiliates and any Award Recipient and nothing herein contained shall give any Award Recipient the right to be retained as an employee of the Company or any of its Affiliates.

3.7                               Governing Law.  This Program shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

3.8                               Non-Exclusivity.  Except as set forth in Section 4 of the Plan, this Program does not limit the authority of the Company, the Committee, or any Affiliate, to grant awards or authorize any other compensation under the Plan or any other plan or authority, including, without limitation, awards or other compensation based on the same performance objectives used under this Program.

3.9                               Securities Laws Compliance.  Common Stock or Other Share-Based Securities shall not be issued pursuant to the exercise or settlement of any award granted hereunder unless the settlement of such award and the issuance and delivery of such Common Stock or Other Share-Based Securities pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Common Stock may then be listed.

3.10                        Section 409A.  If any compensation provided by this Program may result in the application of Section 409A of the Code, the Company shall, in consultation with the Award Recipient, modify this Program with respect to such Award Recipient solely in the least restrictive manner necessary in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (b) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the benefits granted under this Program to such Award Recipient.

EXHIBIT A

[DATE]

CONFIDENTIAL

[Name]

[Address]

Re:                             Participation in the STAG Industrial, Inc. 2015 Outperformance Program

Dear [Name]:

You are hereby granted an Award by STAG Industrial, Inc. (the “Company”) under the STAG Industrial, Inc. 2015 Outperformance Program (the “Program”) with the following terms, as specified in the Program:

Beginning Date:                                                      January 1, 2015

Beginning Value:                                                $24.4895

Measurement Date:                                      January 1, 2018

Maximum Outperformance Pool Amount: Lesser of (a) 0.24% of the Ending Company Market Capitalization and (b) $15,360,000.

Participation Percentage: [•]%

Pursuant to the Program, the Performance Period for your Award will begin on the Beginning Date and end on the Measurement Date, unless a Change in Control occurs prior to the Measurement Date, in which case the Performance Period will end on the date the Change in Control is consummated.  Generally, under the Program, (a) in the event that the Absolute Total Stockholder Return is equal to or greater than 25% during the Performance Period, and (b) the Absolute Total Stockholder Return during the Performance Period is more than five percentage points higher than the total return percentage of the MSCI US REIT Index (RMS) (the “Index Target”) during the Performance Period, then an Outperformance Pool will be formed under the Program equal to ten percent (10%) of the amount (subject to a cap) by which the Beginning Company Market Capitalization based on the Absolute Total Stockholder Return outperforms the Beginning Company Market Capitalization based on the Target Return.  Your award, generally, will equal your Participation Percentage multiplied by the Outperformance Pool formed based on the Company’s relative performance.  Your Award will be paid in the form of fully vested shares of Common Stock of the Company, unless the Committee elects, with your consent, to pay you in LTIP Units or other securities or cash.  You will forfeit your Award in the event that your service is terminated prior to the end of the Performance Period for Cause.  In addition, as outlined in the Program, special rules apply in the event a Change in Control occurs during the Performance Period, or if your service is terminated for any reason other than Cause.

If a Change in Control occurs, the Threshold Percentage and the Target Return will be based on a pro rata formula.  If your service is terminated for any reason other than Cause, the amount payable to you pursuant to the Program will be based on a pro rata formula.

Please acknowledge receipt of this letter by signing in the space provided below and return the signed letter to the attention of the General Counsel.

Yours truly,

ACKNOWLEDGED BY:

[Name of Award Recipient]	Date